JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing of this Statement on Schedule 13G including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: February 14, 2017
Banco Santander, S.A.

By:    /s/ Javier Illescas
Name:    Javier Illescas
Title:    Head of Corporate Legal

Santander Holdings USA, Inc.

By:    /s/ Gerard A. Chamberlain
Name:    Gerard A. Chamberlain
Title:    Senior Vice President and Assistant Secretary